FINAL TRANSCRIPT

EXHIBIT 99.2

Conference Call Transcript

CSAR - Q4 2008 Caraustar Earnings Conference Call

Event Date/Time: Feb 27, 2009 / 02:00PM GMT

FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Bill Nix

Caraustar Industries, Inc. - VP-Finance, CAO

Mike Keough

Caraustar Industries, Inc. - President, CEO

Ron Domanico

Caraustar Industries, Inc. - SVP, CFO

PRESENTATION

Operator

Good morning. My name is Vanessa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Caraustar Industries fourth-quarter and full-year 2008 financial results conference call. All lines have been placed on mute to prevent any background noise. (Operator Instructions).

Thank you. I would now like to turn the call over to Mr. Bill Nix, Vice President in Finance and Chief Accounting Officer of Caraustar Industries. Please go ahead, sir.

Bill Nix - Caraustar Industries, Inc. - VP-Finance, CAO

Thank you, Vanessa, and good morning. Welcome to the Caraustar fourth-quarter and full-year 2008 conference call. On the call with me today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO.

Before we begin the call, I would like to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risk and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission.

We have approximately 30 minutes of prepared comments. At this time, I will turn the call over to Mike Keough.

Mike Keough - Caraustar Industries, Inc. - President, CEO

Thank you, Bill, and good morning to all. I would like to take a moment to thank everyone for joining us on the call.

This morning, Caraustar reported fourth-quarter and full-year results for 2008. Additionally, and also very material, the Company announced a critical amendment with our bank group to defer the March 1 notice deadline to April 30, 2009, which maintains compliance with our revolving credit facility and reflects the confidence of our bank group. This amendment provides the Company with much-needed time to continue to pursue options to restructure our balance sheet.

The purpose of this call is to provide additional context to our earnings report. The ongoing volatility in both the marketplace and the economy continues to challenge us as we work to better position the Company. The upcoming maturity of our Senior Notes continues to be our focus. However, we cannot make any disclosure regarding our efforts.

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Based on both the volatile markets and the Company’s current circumstance, we will not, in contrast to our past practice, have Q&A on this call. We have, however, anticipated some operational questions we typically answer and have expanded our prepared comments, as Bill just announced. Now the news.

Caraustar continues to operate in an extremely challenging market. To be candid, it is like nothing we have seen. The credit markets continue to be constrained amid global recessionary fears. Our industry is seeing soft demand for our products, but volatility in our input costs have added a counterbalance. Fourth-quarter 2008 was particularly challenging as volume for our mill products dropped 15.7% Q4 to Q4, after excluding PBL. That drop was offset somewhat by increased margins, but times continue to be extremely challenging.

That said, we believe we’ve positioned the Company well from an operational perspective with many of our activities, including the Company’s strategic transformation plan, which is largely accomplished, and our recent capital investments, like the Sweetwater paper machine upgrade.

The industry has seen sizable reductions in URB mill capacity over the back half of 2008, Caraustar having removed two paper machines from our system in 2008 with the Chattanooga and Richmond closures.

Let’s go to the results. As noted in this morning’s press release, Caraustar reported a net loss from continuing operations for the fourth quarter of 2008 of $22.7 million or a loss of $0.79 per share, including increased tax expense due to valuation reserves. This compares to a fourth-quarter 2007 net loss of $7 million or $0.24 per share. Ron will provide detailed analysis of the results in a few minutes.

We remain focused on developing a plan to address our 2009 Senior Notes maturing on June 1. We’ve been very proactive in recognizing the ad hoc committee of the 2009 and 2010 noteholders, and we have, through advisers, engaged in constructive conversations. We are still early in the process and it’s premature to discuss our path forward at this time. We are, however, cautiously optimistic thus far. We will report any news as appropriate.

The bottom line here is that we understand the Company’s circumstances and the challenges presented by the market and we are actively addressing the issues.

We took a number of steps in the fourth quarter to address cost. On December 9, 2008, the Company announced that it is finalizing and will complete a cost takeout plan, including reductions among corporate staff. To date, the Company has eliminated 49 positions and taken other measures, with projected annual pretax savings of approximately $7 million. The Company will incur approximately $2.8 million in costs associated with this initiative, these costs to comprise primarily of severance and other employee-related items, and we expect to complete additional reductions on or before the end of the first quarter of 2009.

As mentioned earlier, on December 11, 2008, Caraustar announced the closure of our Richmond, Virginia paperboard mill. In the same period of time, we announced the indefinite idling of our Charlotte, North Carolina URB mill. While these are difficult decisions to make, they were vital to improving Caraustar’s efficiency and allowing the Company to better position itself going forward. Ron will run through the numbers and associated color.

Now I would like to talk about the strategic transformation plan the Company has been undergoing over the past three years. We’ve made a lot of difficult decisions over the years, but those decisions have materially benefited the Company. Here is how.

We sold our 50% interests in Standard Gypsum and Premier Boxboard, generating more than $212 million in proceeds, and used those proceeds to significantly de-lever the Company. Also, additionally, we exited 18 locations, including the composite can and plastics businesses. We have also significantly reduced SG&A expenses.

We view some of the savings achieved through the transformation plan to invest in all of our businesses. We are able to do this because we formulated and carried out a plan to ensure that even in a challenging economic environment like this, Caraustar continued to be technologically competitive. All of these steps have strengthened the Company.

While the economy has put strong winds in our face and made it difficult to address the maturity of our Senior Notes with traditional refinancing, our operations are sound and generating cash. As of December 31, Caraustar had a cash balance of $35.5 million compared to $6.5 million December 31 last year, 2007.

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As mentioned earlier, Caraustar has reached an agreement with our bank group to defer the March 1, 2009 notification date of our senior credit facility to April 30, 2009. This gives the Company more time to consider the best course for disposition of the Senior Notes. It also grants the Company important financial flexibility going forward.

While we have much hard work ahead of us, the amendment is a key step in the Company’s restructuring. We are pleased with the confidence that the bank group has demonstrated in our opportunities.

I’d like to provide an update on the Recovered Fiber business. As you know, the Company began marketing the business for sale in October of 2008. It was a difficult decision to market that business group, especially given the quality of our people, the uniqueness of our Recovered Fiber business strategy and reason capital investments. It was apparent that even good assets are subject to the economic recession, and it did not make sense to part with a solid business for a purchase price that did not equal the value of the business on a consolidated basis.

We have for a long time believed in our Recovered Fiber business, and we are confident it will continue to be a good business going forward.

Operationally, I would now like to touch on three major storylines for Caraustar — volume, input costs and recent capital investment execution. Our mill volumes through three quarters of 2008 were in line with 2007. Some segments of our mill system were stronger than others, but in general, 2008 looked much like 2007 until demand fell off a cliff during Q4. We mentioned on the third-quarter call on October 31, 2008 that business had slowed, and we were going to internally match supply to demand. We moved many of the down days around our system and subsequently shut the Richmond mill and idled our Charlotte Mill.

The downturn in demand characterizes the paper industry in general. The containerboard industry took unprecedented downtime in Q4 2008 to match its supply and demand. One of Caraustar’s major product lines is cores for the paper industry, and that business just dried up. Consequently, our URB business felt the pain, which also impacted our tube and core business.

The offset of what took place on the demand/volume side is input costs. Because of a truly global recession, input costs such as fiber, energy and transportation are favorably counterbalancing the drop in volume. Take Recovered Fiber as an example. The price for old corrugated containers, or OCC, was $110 per ton in the Southeast during early September. By the end of 2008, The Yellow Sheet had OCC pegged at $25 a ton. And for the first time in many years, some OCC, sadly, was sent to landfills because of excess supply and pure economics.

Another grade, mixed paper, dropped from $95 to $5 per ton in the same period, an amazing turn of events. The key driver is a combination of the world, mainly China, backing away from our fiber because of global recession conditions and US paper companies needing less fiber, as well.

Early in 2009, we have found the bottom, and OCC has edged up $5 to $10 in most of the US. The high-end weight grades, though, continue to drop in price.

So what does this mean? For Caraustar, it means that we’ve seen sizable margin expansion because of climbing prices and lower fiber costs. We are working hard to hold onto price because we’ve seen dramatic upticks in fiber costs in the past. Ron will cover energy and transportation later.

A few comments on recent investments within Caraustar. Even with the downturn for URB, we are excited about our Sweetwater mill. We continue to run specialty gypsum paper and we like the growth curve on products like SafeFace MR, our mold- and moisture-resistant grade. Additionally, the $4.8 million investment to run tube and core stock on the Sweetwater machine has dramatically improved the profitability of this machine. We now have the widest tube and core machine in the country running on lower-cost energy, with papermaking attributes that clearly position Sweetwater for success for many years to come.

Also, our folding carton business is currently the strongest of our segments for a host of reasons. First, our customer base includes many food companies and a wide range of customers that make consumable products. In this economic downturn, people are more inclined to cut back on restaurants and shop at local grocery stores for their meals. Also, the recapitalization of our folding carton business, including two new presses, coupled with industry consolidation, has positioned us well for growth now and growth in the future.

One final comment on low volumes before I turn the call over to Ron. January was up subsequently over December roughly 20%, but we are still cautious and watching our overall cost structure because 2009 will continue to present real volume challenges.

I would now like to turn the call over to Ron Domanico, our CFO.

FINAL TRANSCRIPT

Ron Domanico - Caraustar Industries, Inc. - SVP, CFO

Thanks, Mike, and good day, everybody. As Mike just mentioned, Caraustar does not have an operating liquidity issue. We have a debt maturity issue. And the near-term maturity of our 2009 Senior Notes, by far the largest component of our capital structure, has contributed to several major accounting entries that muddy the underlying performance of our business.

In the third quarter 2008, we wrote off all of our goodwill, a $125.3 million non-cash charge. And in the fourth quarter 2008, we booked valuation reserves for all of our deferred tax assets. We feel that the underlying performance of the business has been solid in this very difficult economy.

Our proactive initiatives to take costs out of the business and position the Company for success have been effective and will continue to contribute as we move into 2009.

For the fourth quarter, 2008 Caraustar reported a net loss from continuing operations of $22.7 million, or -$0.79 per share. This included the unfavorable impact of increased income tax expense of $13.6 million or $0.47 per share, primarily from valuation reserves applied against our deferred tax assets that I just mentioned, and the unfavorable impact from restructuring activities of $8.7 million or $0.19 per share. Giving credit to each of these adjustments results in a -$0.13 per share.

And in addition to our standard accrual for bad debt, included in the fourth quarter 2008 result is an incremental charge for bad debt reserves of $2.6 million or $0.06 per share related to specific customers. We are actively and aggressively working to identify and minimize our bad debt exposure in light of the current economy.

As a reminder, last year in the fourth quarter 2007, the loss from continuing operations was $7 million or a -$0.25 per share, [$0.24] per share on a continuing basis. That quarter last year also included from discontinued operations $200,000 or $0.01 per share.

In the year just concluded, the fourth quarter 2008, loss from operations before restructuring and impairment of $2.5 million was $2 million or $0.04 per share, favorable versus the same period in 2007. The following income from operations variances are all pretax amounts. Negative variances in the quarter included lower URB mill volume of 29,400 tons, a $4.7 million impact or -$0.10 per share. Lower recovered fiber margins due to the collapse of fiber prices that Mike just described of $2.7 million or -$0.06 per share. Lower recovered fiber volume due to the slowdown in paper demand in the fourth quarter of $700,000 or -$0.02 per share. Lower tube and core volume of 11,300 tons, $1.4 million or -$0.03 per share. And higher mill boiler energy costs from inefficiencies associated with the volume shortfalls of $900,000 or $0.02 per share.

On the positive side, variances included lower fiber costs, down $53 per ton or $6.6 million plus $0.14 per share. Higher paperboard prices of $28 per ton, $3.6 million or plus $0.08 per share. Higher tube and core margins of $600,000 or $0.01 per share. Lower SG&A expense of $500,000 or plus $0.01 per share. And higher folding carton volume and margins of $1.1 million, or plus $0.02 per share.

Restructuring and impairment costs were $8.7 million pretax or $0.19 per share in the fourth quarter 2008 versus $3.5 million or $0.08 per share in the same quarter last year. Included in the $8.7 million 2008 fourth-quarter charge was $5.3 million in non-cash impairment associated with the announced shut of the Richmond, Virginia URB mill and $2.4 million in severance costs associated with facility closures and SG&A downsizing.

Other income expense in the fourth quarter 2008 was a charge of $3.6 million or -$0.08 per share versus a charge of $3.3 million or -$0.07 per share in the fourth quarter last year. $700,000 in net lower interest expense in 2008 was more than offset by $800,000 in membership income from PBL last year. The provision for income taxes in the fourth quarter 2008 was $1 million or $0.28 per share. This was $13.6 million or $0.47 per share unfavorable versus the 38% statutory tax rate.

Valuation reserves applied against our deferred tax assets drove an unfavorable impact of $9.1 million or $0.32 per share. The balance of the variance was the result of temporary and permanent adjustments to reflect the uncertainty in the current economic environment.

Selling, general and administrative expense in the fourth quarter 2008 was $25.3 million, down $500,000 versus prior year. The favorable variance was driven by $1.4 million in lower employee costs and IT savings, partly offset by $400,000 in net higher bad debt accruals and $500,000 in higher professional and legal fees associated with our financing initiatives.

On December 9, 2008, Caraustar announced that it is finalizing and will complete a cost takeout plan including additional reductions among corporate staff. At year-end, the Company had eliminated 49 positions, with projected annual pretax savings of approximately $7 million. Caraustar will incur approximately $2.8 million in costs associated with this restructuring activity, primarily severance and other employee-related items.

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The Company expects to complete its corporate reductions by the end of the first quarter 2009. We believe that these significant SG&A reductions will result in the achievement of our target to save at least $10 million per year.

Energy price volatility presents a significant challenge and opportunity for Caraustar, the paper industry and the general economy. Versus the fourth quarter last year, our average cost per MMBtu for boiler fuel increased 6.8% from $6.35 to $6.78. This cost Caraustar an additional $400,000 or $0.01 per share in the third quarter 2008 — excuse me — in the fourth quarter 2008. These figures are exclusively related to boiler energy usage in our mill system and not to the Company’s entire energy consumption.

Sequentially versus the third quarter 2008, boiler energy costs of $5.7 million were down $2.2 million, or 28%. A 16.6% decline in energy rates saved $1.2 million. 37.4 thousand tons of lower mill production saved an additional $2 million, but inefficiencies from running less throughput on each machine cost us $1 million.

Our coal contract expired on December 31st, and we will ride the market down by purchasing on the spot market until prices stabilize. We can and do burn natural gas in our coal-fired boilers, and with spot gas costs around $4.00 per MMBtu, we have opportunities to significantly reduce our average energy costs going forward.

We have remained very short on natural gas and are locking up only a portion of our needs for the next few months. Similarly, we remain very short on fuel oil, which currently represents only 4% of our boiler energy. For every dollar per MMBtu change in our average cost of boiler fuel, that impacts our paperboard costs by approximately $6.00 per ton, which equals $1 million per quarter and $4 million, or $0.09 per share, annually.

Freight costs have also moved favorably. The reduction in the cost of diesel fuel has resulted in the fuel surcharge decreasing from a peak of $0.60 per mile in the July 2008 down to $0.304 per mile in the fourth quarter 2008 and down to $0.16 today. Our freight transportation equates to approximately 6 million miles per quarter, so the surcharge decrease could save us an additional $800,000 per quarter going into 2009.

On July 22, 2008, the Company announced the permanent closure of its Chattanooga, Tennessee 60,000-ton-capacity URB paperboard mill. Non-cash impairment of fixed assets of $5 million and cash costs related to severance of approximately $1.5 million were incurred in the year ended December 31, 2008. This facility rationalization is expected to generate an estimated $9 million in annual pretax savings. Due to the timing and exit costs associated with this closure, most of the incremental savings will be realized in 2009.

On December 11, as Mike mentioned in his comments, the Company announced the permanent closure of its Richmond, Virginia 49,000-ton-capacity URB paperboard mill. Non-cash impairment of fixed assets of $5.3 million and cash costs related to severance of approximately $435,000 were incurred in the year ended December 31, 2008. This closure is expected to generate an estimated $5.1 million in annual pretax savings. And again, due to the timing and exit costs associated with this closure, most of those incremental savings will also be realized after the first quarter of 2009.

Again on December 11, 2008, the Company announced an indefinite idle of its Charlotte, North Carolina 62,000-ton-capacity URB paperboard mill. This mill has over $12 million in fixed costs in 2008. The Company will continue to monitor its internal product demand and expects to determine by the end of the first quarter 2009 whether it will restart production at the Carolina mill.

As you’ve just heard, Caraustar continues to proactively and aggressively remove cost from our system, be it SG&A or fixed infrastructure costs in our operations. Previous initiatives enabled the Company to maintain liquidity in a difficult fourth quarter 2008 economy, and the initiatives I’ve just described should enable our operations to effectively serve our customers for the foreseeable future.

I will now turn it over to Bill to review cash flow, liquidity, debt and working capital.

Bill Nix - Caraustar Industries, Inc. - VP-Finance, CAO

Thank you, Ron. I’ll provide you with the base EBITDA number for the fourth quarter, as we calculated for purposes of our senior secured credit facility. We’ve also included in the supplemental data supplied with today’s press release a reconciliation of this non-GAAP measure to net cash used in operating activities as it appears on our statement of cash flows.

FINAL TRANSCRIPT

For the fourth quarter of 2008, EBITDA consisted of a net quarterly loss in brackets of $22.7 million, plus a tax provision of $8 million, plus interest expense of $3.9 million, plus depreciation and amortization of $4.2 million, and plus non-cash restructuring and impairment costs net of $5.8 million, for a total in the quarter of a -$800,000 **. This compares to $700,000 ** for the same period a year ago, primarily attributable to $3 million in distributions from PBL in the fourth quarter of 2007 versus zero in the fourth quarter of 2008.

For the full year, bank-defined EBITDA was $30.7 * million versus $17.4 * million for 2007.

Turning to cash and available liquidity, we ended the quarter with $35.5 million of cash on the balance sheet compared to $6.5 million at the end of 2008. At December 31, 2008, our senior secured credit facility had no drawn borrowings.

Our cash as of close of business yesterday was $31.2 million, and availability for general business purposes under the revolving proportion of the credit facility was approximately $24.6 million, after consideration of limitations for minimum availability reserves and $15.7 million in outstanding letters of credit which reduce availability, for a total liquidity position of $55.8 million.

The Company amended its senior credit facility to extend the March 1, 2009 date, at which time it would have been required to advise the bank group of its plan to refinance or defease the Senior Notes maturing on June 1, 2009. The amendment deferred the March 1 date to April 30, 2009. The amendment also increases pricing from LIBOR plus 2.25% to LIBOR plus 5%, reduces the commitment from $80 million to $70 million, increases the unused line fee from 50 basis points to 75 basis points, and provides an amendment fee to participating lenders, among other provisions.

The Company’s ability to draw against the revolver is limited to instances where existing cash on hand is less than $1 million.

Significant payments that we made in the fourth quarter included $8.7 million in interest payments. Total pension contributions for 2008 were $8.4 million. CapEx for the fourth quarter was $2.9 million. Total CapEx for the year was approximately $12.2 million. Estimated cash pension contributions for 2009 are $6 million, and we expect CapEx flat at approximately $12 million.

[Beginning of] June and for the second quarter ended June 30, approximately $190 million of the Senior Notes due June 1, 2009 were classified as current liabilities in accordance with GAAP, which impact the Company’s liquidity and working capital.

On October 31, 2008, we advised you that more cautionary language in our disclosure was mandated by rules and regulations governing public companies. We also advised that in ordinary course the Company has and would continue to have communications with its Board of Directors and its external auditors regarding its quarterly financial reporting obligations.

The Company reviewed its obligations as of December 31, 2008, and have concluded that at this point, based on the current state of the credit markets and the economic recession, both of which limit the Company’s ability to refinance its Senior Notes, that it is appropriate to include additional disclosure in our 10-K to be filed on March 13, 2009 regarding our ability to continue as a going concern.

While the economic and financial market backdrop is challenging, we expect no disruption to operations and continue to work towards resolution of the 2009 Senior Notes.

Looking at working capital, which we define as inventory plus accounts receivable less accounts payable, and excluding debt maturities, it decreased $9.1 million from September 30, 2008. As compared to the same quarter last year, defined working capital was down $1.0 million, attributable to fewer operations, seasonality and lower sales in November and December 2008.

Quarter-over-quarter days payable outstanding decreased unfavorably from 29.7 days to 18.2 days, primarily due to lower production and fewer company locations in the fourth quarter of 2008. Days sales outstanding decreased favorably from 30.2 days to 25.1 days, and days inventory outstanding decreased favorably from 30.4 days to 27.6 days at December 31, 2008.

At this time, I will turn the call back over to Mike for closing comments.

* See Note regarding non-GAAP financial measures and the accompanying reconciliation table on the page following this transcript.

** See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript on Exhibit 99.3.

FINAL TRANSCRIPT

Mike Keough - Caraustar Industries, Inc. - President, CEO

Thank you, Bill. Caraustar’s operational performance is solid in a challenging environment. We have offset volume shortfalls with cost takeouts and expanded margins. In fact, I believe we are ahead of the curve with our cost takeout measures. We have cash on our balance sheet due to sound performance and financial flexibility due to our amendment with our bank group. Caraustar does not have a liquidity issue as it relates to our operations.

We are performing well in a challenging economic downturn. What we have is a short-term maturity issue that we are addressing diligently.

I would like to thank everybody for listening to the call, and we look forward to our next conversation when we close out Quarter o. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

* Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held February 27, 2009 regarding its financial results for the years ended December 31, 2008 and 2007. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	2008	2007
Net cash provided by (used in) operating activities	$10,383	$436
Changes in working capital items and other	(1,552)	(4,100)
Benefit for income taxes	(18,966)	(10,035)
Change in deferred taxes	22,444	10,497
Interest expense	16,449	18,760
Return of investment in unconsolidated affiliates	1,980	1,797

EBITDA	$30,738	$17,355